                         TRANSFER AGENCY AGREEMENT

          THIS AGREEMENT is made as of the 19th day of June, 1989 between DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (the "Fund"), and PROVIDENT FINANCIAL PROCESSING CORPORATION, a Delaware corporation which is an indirect wholly-owned subsidiary of PNC Financial Corp (the "transfer Agent or "PFPC").

                                W I T N E SS E T H:

          WHEREAS, the Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "940 Act"); and

          WHEREAS, the Fund desires to retain the Transfer Agent to serve as the Fund's transfer agent, registrar, and dividend disbursing agent, and the Transfer Agent is willing to furnish such services;

          NOW, THE REFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

          1. The Fund hereby appoints the Transfer Agent to serve as transfer agent, registrar and dividend disbursing agent for the Fund with respect to the shares of the Fund's common Stock, $.01 par value ("Shares") for the period and on the terms set forth in this Agreement. The Fund presently issues seven separate series or classes of shares which are in the Prospectus delivered to the Transfer Agent herewith and the Fund may classify and reclassify additional Shares hereafter. The Transfer Agent shall identify to each such series or class property belonging to such series or class and in such reports, records, confirmations and notices to the Fund and other services Provided hereunder shall promptly identify the series or class to which such property, record, report, confirmation or service pertains and shall issue shares on a per series basis as provided in the Prospectus. The Transfer Agent accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 16 of this Agreement. Any class of shares created by the Fund after the date hereof shall be included hereunder upon the mutual agreement of the Fund and the Transfer Agent.

          2. DELIVERY OF DOCUMENTS. The Fund has furnished the Transfer Agent with copies properly certified or authenticated of each of the following:

                    (a) Resolutions of the Fund's Board of Directors authorizing the appointment of the Transfer Agent as transfer registrar and dividend disbursing agent for the Fund agent and reg and approving this Agreement;

                    (b) Appendix A identifying and containing the signatures of the Fund's Officers and other persons authorized to issue Oral Instructions and to sign @ritten Instructions, as hereinafter defined, on behalf of the Fund and to execute stock certificates representing Shares;

          (c) The Fund's Articles of Incorporation filed with the Department of Assessments and Taxation of the State of Maryland on June 15, 1981 and all amendments thereto (such Articles of Incorporation, as presently in effect and as they shall from time to time be amended, are herein called the "Charter");

          (d) The Fund's By-Laws and all amendments thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

          (e) Copies of all documents relating to any voluntary investor service plans sponsored by the Fund, including periodic investment plans such as Individual Retirement Accounts;

          (f) The current Investment Advisory Agreements with Dimensional Fund Advisors Inc. (the "Advisor") and the Fund (the "Advisory Agreement");

          (g) The current Sub-Advisory Agreements with Dimensional Asset Management Ltd. and the Nomura Securities Investment Trust Management Co. Ltd. (the "Sub-Advisory Agreement");

          (h) The Custodian Agreement between Provident National Bank and the Fund dated as of June 19, 1989 (the "Custodian Agreement");

          (i) The Administration and Accounting Services Ag,reement between the Transfer Agent and the Fund dated as of June 19, 1989 (the "Accounting Services Agreement");

          (j) The current Distribution Agreement between the Fund and DEA Securities Inc. (the "Distribution Agreement");

          (k) The Fund's most recent Registration Statement on Form N-lA under the Securities Act of 1933, as amended (the "933 Act") (File No. 2-73948) and under the 1940 Act as filed with the SEC on February 1, 1989 relating to Shares, and all amendments thereto; and

          (l) The Fund's most recent prospectus or prospectuses and Statements of Additional Information relating to Shares (such prospectus, or prospectuses, and Statements of Additional Information as presently in effect and all amendments and supplements thereto are herein called the "Prospectus").

          The Fund will furnish the Transfer Agent from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

          3.   DEFINITIONS.

               (a) "AUTHORIZED PERSON". As used in this Agreement, the term "Authorized Person" means any officer of the Fund and any other person, whether or not any such person is an officer or employee of the Fund, duly authorized by the Board of Directors of the Fund to give Oral and Written Instructions on behalf of the Fund and listed on the Certificate annexed hereto as Appendix A or any amendment thereto as may be received by the Transfer Agent from time to time.

               (b) "AFFILIATE". As used herein, "Affiliate" means any company that controls, is controlled by, or is under common control with PFPC.

               (c) "ORAL INSTRUCTIONS". As used in this Agreement, the term "Oral Instructions" means oral instructions actually received by the Transfer Agent from an Authorized Person or from a person reasonably believed by the Transfer Agent to be an Authorized Person. The Fund agrees to deliver to the Transfer Agent, at the time and in the manner specified in Paragraph 4(b) of this Agreement, Written Instructions confirming Oral Instructions.

               (d) "PFPC". As used in this Agreement "PFPC" means Provident Financial Processing Corporation.

               (e) "WRITTEN INSTRUCTIONS". As used in this Agreement, the term "Written Instructions" means written instructions delivered by hand, mail, tested telegram, cable, telex or facsimile sending device, and received by the Transfer Agent and signed by an Authorized Person. Written Instructions include electronic transmission properly originated and confirmed by the Fund.

               (f) "SHARES". As used in this Agreement the term "Shares" means each separate class of shares of common stock issued by the Fund that are subject to this Agreement and as to which the services provided hereunder relate.

     4.  INSTRUCTIONS CONSISTENT WITH CHARTER ETC.

               (a) Unless otherwise provided in this Agreement, the Transfer Agent shall act only upon Oral or Written Instructions. Although the Transfer Agent may know of the provisions of the Charter and By-Laws of the Fund, the Transfer Agent may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of such Charter or By-Laws or any vote, resolution or proceeding of the Shareholders, or of the Board of Directors, or of any committee thereof.

               (b) The Transfer Agent shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by the Transfer Agent pursuant to this Agreement. The Fund agrees to forward to the Transfer Agent Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by the Transfer Agent by the close of business of the same day that such Oral Instructions are given to the Transfer Agent.
The Fund agrees that the fact that such confirming Written Instructions are not received by the Transfer Agent shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Fund by giving Oral Instructions. The Fund agrees that the Transfer Agent shall incur no liability to the Fund in acting upon Oral Instructions given to the Transfer Agent hereunder concerning such transactions, provided such instructions reasonably appear to have been received from an Authorized Person and provided further, if such Oral or Written Instructions were received from an Affiliate, that such Affiliate has acted without negligence (unless such Affiliate has received and transmitted erroneous instructions received from an Authorized Person that is not an Affiliate).

                    (c) In the case of any negative stock split, recapitalization or other capital adjustment requiring a change in the form of Share certificates, the Transfer Agent will, at the Fund's expense, issue Share certificates in the new form in exchange for, or upon transfer of, outstanding Share certificates in the old form, upon receiving:

                         (i) A Certificate authorizing the issuance of Share
certificates in the new form;

                         (ii)  A certified copy of any amendment to the Articles
of Incorporation with respect to the change;

                        (iii) Specimen Share certificates for each class of Shares in the new form approved by the Board of Directors of the Fund, with a Certificate signed by the Secretary of the Fund as to such approval; and

                         (iv)  An opinion of counsel for the Fund with respect
to the validity of the Shares in the new form and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that the Shares have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor).

          5. TRANSACTIONS NOT REQUIRINGINSTRUCTIONS. In the absence of contrary Written Instructions, the Transfer Agent is authorized to take the following actions:

                    (a) ISSUANCE OF SHARES. Upon receipt of a purchase order from the Advisor, an investor or in accordance with Written or Oral Instructions for the purchase of Shares and sufficient information to enable the Transfer Agent to establish a Shareholder account, and after confirmation of receipt or crediting of Federal funds for such order or receipt of such other consideration for such shares as may be described in the Prospectus from the Fund's Custodian, the TrAnsfer Agent shall issue and credit-the account of such investor with Shares based on the current net asset value or public offering price of such Shares as described in the Prospectus.

                    (b)  TRANSFER OF SHARES; UNCERTIFICATED SECURITIES.
Where a Shareholder does not hold a certificate representing the number of Shares in his account and does provide the Transfer Agent with instructions for the transfer of such Shares which include a signature guaranteed by a national bank or member of a National Securities Exchange and such other appropriate documentation to permit a transfer, then the Transfer Agent shall register such Shares and shall deliver them pursuant to instructions received from the transferor, pursuant to the law of the State of Maryland and other applicable law relating to the transfer of shares of common stock.

                    (c) STOCK CERTIFICATES. If at any time the Fund issues-stock certificates, the following provisions will apply:

                         (i)  The Fund will supply the Transfer Agent with a
sufficient supply of stock certificates representing Shares, in the form approved from time to time by the Board of Directors of the Fund, and, from time to time, shall replenish such supply upon request of the Transfer Agent. Such stock certificates shall be properly signed, manually or by facsimile signature, by the duly authorized officers of the Fund, whose names and positions shall be set forth as indicated on Appendix A, and shall bear the corporate seal or facsimile thereof of the Fund, and notwithstanding the death, resignation or removal of any officer of the Fund, such executed certificates bearing the manual or facsimile signature of such officer shall remain valid and may be issued to Shareholders until the Transfer Agent is otherwise directed by Written Instructions. In the case of the loss or destruction of any certificate representing Shares, no new certificate shall be issued in lieu thereof, unless there shall first have been furnished an appropriate bond of indemnity issued by the surety company approved by the Transfer Agent, except upon the receipt by the Transfer Agent of Written Instructions from the Fund.

                    (iii) Upon receipt of signed stock certificates in proper form for transfer, and upon cancellation or destruction thereof, the Transfer Agent shall countersign, register and issue new certificates for the same number of Shares in the name of the transferee and shall deliver them pursuant to instructions received from the transfetor and the law of the State of Maryland relating to the transfer of shares of common stock.

                    (iv) Upon receipt of the stock certificates, which shall be in proper form for transfer, together with the Shareholder's instructions to hold such stock certificates for safekeeping, the Transfer Agent shall reduce such Shares to uncertificated status, while retaining the appropriate registration in the name of the Shareholder upon the transfer books.

                     (v) Upon receipt of written instructions from a Shareholder of uncertificated securities for a certificate in the number of shares in his account, the Transfer Agent will issue such stock certificates and deliver them to the Shareholder.

               (d) REDEMPTION OF SHARES. Upon receipt of a redemption order from a stockholder and/or in accordance with Written Instructions, the Transfer Agent shall promptly notify PFPC, in its capacity as administrator, and the Custodian of the amount necessary to pay such redemption and shall redeem the number of Shares indicated thereon from the redeeming Shareholder's account pursuant to the procedures set forth in the prospectus dated April 1, 1989 or pursuant to Written Instruction amending such procedures of the Fund and receive from the Fund's Custodian and disburse to the redeeming Shareholder the redemption proceeds therefor, or arrange for direct payment of redemption proceeds to such Shareholders by the Fund's Custodian, by wire transfer or otherwise as provided in Written Instructions in accordance with such procedures and controls as are provided in the Prospectus or as may be mutually agreed upon from time to time by and among the Fund, the Transfer Agent and the Fund's Custodian.

     6. AUTHORIZED SHARES. The Fund s authorized capital stock is described in the Fund's Charter, as amended, including Articles supplementary thereto. The Transfer Agent shall record issues of all Shares and shall notify the Fund in case any proposed issue of Shares by the Fund shall result in an over-issue as defined by Section 8-104(2) of Article 8 of the Maryland Uniform Commercial Code'. In case any issue of Shares would result in such an over-issue, the Transfer Agent shall refuse to issue said Shares and shall not countersign and issue certificates for such Shares. The Fund agrees to notify the Transfer Agent promptly of any change in the number of authorized

Shares and of any change in the number of Shares registered under the 1933 Act or termination of the Fund's declaration under Rule 24(f)-2 of the 1940 Act. The Transfer Agent shall provide the Fund with the necessary information to prepare Form 24f-2 under the 1940 Act.

     7. DIVIDENDS AND DISTRIBUTIONS. The Fund shall furnish the Transfer Agent with appropriate evidence of action by the Fund's Board of Directors authorizing the declaration and payment of dividends and distributions as described in the then current Prospectus. The Transfer Agent shall notify the Custodian of the amount of cash necessary to pay such dividend or distribution and, after deducting any amount required to be withheld by any applicable tax laws, rules and regulations or other applicable laws, rules and regulations, the Transfer Agent shall in accordance with the instructions in proper form from a Shareholder and the provisions of the Fund's Charter and the procedures set forth in the prospectus dated April 1, 1989 or Written Instructions amending such procedures, issue and credit the account of the Shareholder with Shares, or, if the Shareholder so elects, pay such dividends or distribution in cash to the Shareholders and in either case, in accordance with the procedures set forth in the prospectus dated April 1, 1989 or Written Instructions amending such procedures. In lieu of receiving from the Fund's Custodian and paying to Shareholders cash dividends or distributions, the Transfer Agent may arrange for the direct payment of cash dividends and distributions to Shareholders by the Fund's Custodian, in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Fund, the Transfer Agent and the Fund's Custodian. The Transfer Agent shall prepare, file with the Internal Revenue Service and other appropriate taxing authorities, and address and mail to Shareholders such returns and information relating to dividends and distributions paid by the Fund as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, or such substitute form of notice as may from time to time be permitted or required by the Internal Revenue Service. On behalf of the Fund, the Transfer Agent shall process and confirm shareholder address changes, recording new addresses, and shall mail certain requests for Shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate Federal authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable Federal tax laws and regulations.

          In accordance with the procedures set forth in the prospectus dated April 1, 1989 or Written Instructions amending such procedures, and such procedures and controls as are mutually agreed upon from time to time by and among the Fund, the Transfer Agent and the Fund's Custodian, the Transfer Agent shall (a) arrange for issuance of Shares obtained through (1) transfers of funds from Shareholders' accounts at financial institutions, including securities brokers and dealers (2) exchange of Shares for eligible portfolio securities; and (b) arrange for the exchange of Shares of a series for Shares of another series.

          8.   COMMUNICATIONS WITH SHAREHOLDERS.

                    (a) COMMUNICATIONS TO SHAREHOLDERS. The Transfer Agent will addressand mail all communications by the Fund to its Shareholders, with copies to such persons as may be designated in Written Instructions from the Fund. Without limiting the foregoing, PFPC will prepare, address and mail confirmations of purchases and sales of Fund Shares, account changes, dividends and distributions, 1099's and other tax information, and monthly statements, and will address and mail dividend and distribution notices, reports to Shareholders and proxy material for its meetings of Shareholders. The Transfer Agent will receive and tabulate the proxy cards for the meetings of the Fund's Shareholders and notify the Fund of the results of such tabulations.

               (b) CORRESPONDENCE. The Transfer Agent will answer such correspondence from Shareholders, securities brokers and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between the Transfer Agent and the Fund.

          9. RECORDS. The Transfer Agent shall maintain records of the accounts for each Shareholder showing the following information:

               (a) name, address and United States Tax Identification or Social Security number;

               (b) number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

               (c) historical information regarding the account of each Shareholder, including dividends and distributions paid and the date and price for all transactions on a Shareholder's account;

               (d) any stop or restraining order placed against a Shareholder's account;

               (e) any correspondence relating to the current maintenance of a Shareholder's account;

               (f) information with respect to withholdings; and, any information required in order for the Transfer Agent to perform any calculations contemplated or required by this Agreement. The books and records pertaining to the Fund which are in the possession of the Transfer Agent shall be the property of the Fund and shall be returned to the Fund or its designee upon request. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable laws and rules and regulations. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during the Transfer Agent's normal business hours. Upon the request of the Fund, copies of any such books and records shall be provided by the Transfer Agent to the Fund or the Fund's authorized representative or designee at the Fund's expense.

               10. ONGOING FUNCTIONS. The Transfer Agent will perform the following functions on an ongoing basis:

               (a)  furnish state-by-state registration reports to the Fund;

               (b) provide toll-free lines for direct Shareholder use, plus customer liaison staff with on-line inquiry capacity;

               (c) provide the Fund with duplicate confirmations of stockholder activity, whether executed through a dealer or directly with the Transfer Agent;

               (d) provide detail for underwriter or broker confirmations and bther participating dealer Shareholder accounting, in accordance with such procedureb as may be agreed upon between the Fund and the Transfer Agent;

               (e) provide Shareholder lists and statistical information concerning accounts to the Fund; and

               (f) provide timely notification of Fund activity and such other information as may be agreed upon from time to time between the Transfer Agent and the Fund's Custodian, to the Fund or the Custodian and such reports to the Fund as provided in Schedule A hereto.

          11. COOPERATION WITH ACCOUNTANTS. The Transfer Agent shall cooperate with the Fund's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion as such may be required by the Fund from time to time.

          12. CONFIDENTIALITY. The Transfer Agent agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its prior, present or potential Shareholders and relative to the Advisor, the Sub-Advisor or Distributor and their present or potential customers, except, after prompt prior notification to and approval in writing by the Fund, which approval may not be withheld where the Transfer Agent reasonably believes that it may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

          13. EQUIPMENT FAILURES. In the event of equipment failures beyond the Transfer Agent's control, the Transfer Agent shall, at no additional expense to the Fund, promptly notify the Fund and take prompt, reasonable steps to minimize Bervice interruptionb but shall have no liability with respect thereto except, at its own expense, to reconstruct any records of the Fund that PFPC is required to prepare and maintain hereunder. The foregoing obligation shall not extend to computer terminals located outside of premises maintained by the Transfer Agent; provided, that this exception shall not apply to equipment dedicated solely for use of PFPC and that PFPC has agreed to maintain as long as such equipment has not been altered by the Fund, the Advisor, Sub-Advisor or any of their affiliates. The Transfer Agent shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available. An equipment failure shall be beyond PFPC's control if it results from one or more of the events described in the last sentence of the first paragraph of Paragraph 18 hereunder.

          14. RIGHT TO RECEIVE ADVICE. PFPC shall be protected in any action or inaction that PFPC takes in reliance on PFPC's counsel. PFPC shall notify the Fund of the receipt of such advice within a reasonable time.

          15. COMPLIANCE WITH GOVERNMENTAL RULES AND ATIONS. PFPC agrees to perform its duties hereunder in accordance with applicable law; however, PFPC assumes no responsibility for ensuring that the Fund complies with the requirements of the 1933 Act, the 1934 Act, the 1940 Act, the CEA, and any laws, rules and regulations of governmental authorities having jurisdiction.

          16. COMPENSATION. As compensation for the services rendered by the Transfer Agent during the term of this Agreement, the Fund will pay to the Transfer Agent monthly fees that shall be agreed to from time to time by the Transfer Agent and the Fund.

          17.  INDEMNIFICATION.

               (a) The Fund agrees to indemnify and hold harmless the Transfer Agent from all taxes, charges, expenses (except expenses that are inherent to its duties hereunder), assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, the CEA, and any state and foreign securities and blue sky laws, all as or to be amended from time to time) including (without limitation) reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or thing which the Transfer Agent takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Fund or the Fund's counsel on behalf of the Fund or (ii) upon Oral or Written Instructions provided by the Fund, the Advisor or any Sub-Advisor designated in writing by the Advisor and any Affiliate, provided that such Affiliate has not acted negligently (unless such Affiliate has received and transmitted erroneous instructions received from an Authorized Person who is not an Affiliate), and provided further, that the Transfer Agent shall not be indemnified against any liability (or any expenses incident to such liability) arising out of the Transfer Agent's own misfeasance, bad faith or negligence or disregard of its duties in connection with the performance of its duties and obligations specifically described in this Agreement.

               (b)  The Transfer agent shall not pay or settle any claim,
demand,   expense or liability to which it may seek indemnity pursuant to paragraph (a) above an ("Indemnifiable Claim") without the express written consent of the Fund. The Transfer Agent shall notify the Fund promptly of receipt of notification of an Indemnifiable Claim. Unless the Fund notifies PFPC within 30 days of receipt of Written Notice of such Indemnifiable Claim that the Fund does not intend to defend such Indemnifiable Claim, the Fund shall defend PFPC for such Indemnifiable Claim. The Fund shall have the right to defend any Indemnifiable Claim at its own expense, such defense to be conducted by counsel selected by the Fund. Further, the Transfer Agent may join the Fund in such defense at the Transfer Agent's own expense, but to the extent that it shall so desire the Fund shall direct such defense. If the Fund shall fail or refuse to defend, pay or settle an Indemnifiable Claim, the Transfer Agent, at the Fund's expense, consistent with the limitation concerning attorney's fees expressed in Paragraph 17(a) hereof, may provide its own defense.

          18. RESPONSIBILITY OF THE TRANSFER AGENT. PFPC hereby represents that it is experienced in the provision of the services covered by this Agreement. In the performance of its duties hereunder, PFPC shall be obligated to exercise due care and diligence and to act in a timely manner and in good faith to assure the accuracy and completeness of all services performed under this Agreement. PFPC shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or AS may be specifically agreed to by PFPC in writing. PFPC shall be responsible for its own negligent failure to perform its duties under this Agreement. In assessing negligence for purposes of this Agreement, the parties agree that the standard of care applied to PFPC's conduct shall be the care that would be exercised by A similarly situated service provider, supplying substantially the same services, under substantially similar circumstances. Notwithstanding the foregoing, PFPC shall not be responsible for losses beyond its control, provided that has acted in accordance with the provisions of this Agreement and the standard of care set forth above; and provided, further that PFPC shall only be responsible for that portion of losses or damages suffered by the Fund attributable to the negligence of PFPC. Losses shall be beyond PFPC's control if they result from or occur because of delays or errors or loss of data provided by persons other than the Transfer Agent, its Affiliates or their respective employees or agents, or acts of civil or military authority, national emergencies, labor difficulties (other than those of PFPC or its Affiliates), fire, equipment failure from forces external to the premises of PFPC or its Affiliates, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply and such other circumstances beyond PFPC's control.

          Without limiting the generality of the foregoing or of any other provision of this Agreement, PFPC in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of the validity or invalidity or authority or lack thereof of any Oral or Written Instruction received from the Fund, the Advisor or a Sub-Advisor designated hereunder or an Affiliate, provided such Affiliate has acted without negligence (unless such Affiliate has received and transmitted erroneous instructions received from an Authorized Person that is not an Affiliate), notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine.

          PFPC shall have no liability to the Fund for any losses or damages the nature of which is or was remote, unforeseen, unforeseeable or beyond the scope of reasonable anticipation at the time this Agreement was executed.

     19.  DURATION AND TERMINATION.   This Agreement shal continue in effect for
one year from the date hereof. This Agreement may be terminated by either party on or after the first anniversary hereof upon not less than 180 days prior written notice to the other party. The foregoing provisions notwithstanding, either party may terminate this Agreement in the event of a material breach of the terms hereof after written notice to the other party of such breach and a reasonable time for cure of such breach, unless such breach is not curable and, in such circumstances, this Agreement shall terminate, at the option of the injured party, three months after the date such notice is given.

     20. REGISTRATION AS A TRANSFER AGENT. The Transfer Agent represents that it is currently registered with the appropriate Federal agency for the registration of transfer agents, and that it will remain so registered for the duration of this Agreement. The Transfer Agent agrees that it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent., Should the Transfer Agent fail to be registered with the appropriate Federal Agency as a transfer agent at any time during this Agreement, the Fund may, on written notice to the Transfer Agent, immediately terminate this Agreement.

     21. NOTICES. All notices and other communications, including Written Instructions (collectively referred to as "Notice" or "Notices" in this Paragraph), hereunder shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed (a) if to the Transfer Agent at Provident Financial Processing Corporation, P. 0. Box 8950, Wilmington, Delaware 19899; (b) if to the Fund, at the address of the Fund; or
(c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. All postage, cable, telegram, telex and facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

          22. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

          23. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

          24. DELEGATION OF DUTIES. On thirty (30) days prior written notice to the Fund, the Transfer Agent may assign its rights and delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of Provident National Bank or PNC Financial Corp, provided that (i) the delegate agrees with the Transfer Agent to comply with all relevant provisions of this Agreement and applicable law; and (ii) the Transfer Agent and such delegate shall promptly provide such information as the Fund may request, and respond to such question as the Fund may ask, relative to the delegation, including (without limitation) the capabilities of the delegate. In the event of such delegation, PFPC shall remain liable under this Agreement.

          25. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          26. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, any agreements with respect to Written or Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

[SEAL]                                  DFA INVESTMENT DIMENSIONS
                                        GROUP INC.

Attest:   Deborah J. Ferris             By:  Jeanne Cairns Sinquefield
          -----------------                  -------------------------
          Vice President                     Executive Vice-President



[SEAL]                                  PROVIDENT FINANCIAL
                                        PROCESSING CORPORATION

Attest:   Eugene P. Graves              By:  Morton B. Comer, President
          ----------------                   --------------------------
          Sr. Vice President

                                        INDEX

            PARAGRAPH                                                      PAGE
            ---------                                                      ----

   1.    Appointment. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   2.    Delivery of Documents. . . . . . . . . . . . . . . . . . . . . . .  2
   3.    Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   4.    Instructions Consistent with Charter
          Declaration, etc. . . . . . . . . . . . . . . . . . . . . . . . .  6
   5.    Transactions Not Requiring Instructions. . . . . . . . . . . . . .  7
   6.    Authorized Shares. . . . . . . . . . . . . . . . . . . . . . . . . 11
   7.    Dividends and Distributions. . . . . . . . . . . . . . . . . . . . 11
   8.    Communications with Shareholders . . . . . . . . . . . . . . . . . 13
   9.    Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
  10.    Ongoing Functions. . . . . . . . . . . . . . . . . . . . . . . . . 15
  11.    Cooperation with Accountants . . . . . . . . . . . . . . . . . . . 16
  12.    Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . 17
  13.    Equipment Failures . . . . . . . . . . . . . . . . . . . . . . . . 17
  14.    Right to Receive Advice. . . . . . . . . . . . . . . . . . . . . . 19
  15.    Compliance with Goverrimental Rules and
          Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  16.    Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  17.    Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . 19
  18.    Responsibility of the Transfer Agent . . . . . . . . . . . . . . . 21
  19.    Duration and Termination . . . . . . . . . . . . . . . . . . . . . 22
  20.    Registration as a Transfer Agent . . . . . . . . . . . . . . . . . 23
  21.    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  22.    Further Actions. . . . . . . . . . . . . . . . . . . . . . . . . . 23
  23.    Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
  24.    Delegation of Duties . . . . . . . . . . . . . . . . . . . . . . . 24
  25.    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
  26.    Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . 25

Attachment A - Transfer Agency Agreement


Following is a list of statistics and special requests to be produced by PFPC in connection with the transfer agency agreement with DFA Investment Dimensions Group Inc.:

Statistic or Special Request                                     Frequency
----------------------------                                     ---------

a.   Prepare mailing labels                                      As requested
b.   Download on diskette of transactions, new clients,
     address changes, etc.                                       Monthly
c.   Statistical package
     1.   By portfolio - purchase and redemption statistics      Monthly
     2.   By portfolio - analysis of type and size of investor   Monthly
     3.   Chart of amount invested in Fund portfolio
          and by client of amounts in excess of $1 million       Monthly
     4.   Listing of accounts opened                             Monthly
     5.   Listing of accounts closed                             Monthly
     6.   Listing of 5% shareholders for proxy and prospectus
          purposes                                               As requested
     7.   For certain states in which we file sales reports--a
          report by month and by portfolio of the amount of
          sales in the state                                     Monthly
     8.   Listing of purchases and redemptions by portfolio      Daily
     9.   Information necessary for completion of N-SAR          Monthly